Exhibit 10.2

Promissory Note	Fifth Third Bank
Address: 1000 Town Center, Suite J300
City: Southfield State: Michigan Zip: 48075

Obligor No. ________________	June 30, 2008
Obligation No. ______________

FOR VALUE RECEIVED, the undersigned (the "Obligor") promises to pay to the order of the bank named above ("Bank") the principal amount of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 Dollars ($2,500,000.00) and interest (computed on the basis of a 360-day year for the actual number of days elapsed) on the unpaid principal balance at a rate per annum of:

Interest shall be payable on this Note at a rate per annum equal to 2% above Index Rate, floating (the “Note Rate”) from time to time in effect until Maturity and 2% above the Note Rate from time to time in effect after Maturity. The interest rate on this Note shall be adjusted on the same day that the change occurs to the specified percentage above the Index Rate in effect on the date of adjustment.

INDEX RATE: As used in this Note, "Index Rate means:

The rate of interest announced from time to time by Bank as its "prime" interest rate. The Index Rate is a variable rate and each change in the Index Rate is effective from and including the date the change in the "prime" interest rate is announced as being effective.

The rate announced by Bank as its "prime" interest rate at any given time may not necessarily be the lowest rate of interest available to commercial customers of Bank at that time.

The principal and interest on this Note shall be paid as follows:

Principal shall be paid in full on October 1, 2008 or at Maturity (as defined in paragraph 11 of Schedule A), if earlier. Accrued interest shall be paid on July 1, 2008 and on the first day of each month thereafter until the principal balance shall be paid in full.

LATE PAYMENTS; FEES: If any payment is not paid when due (whether by acceleration or otherwise) or within 10 days thereafter, each of the undersigned agrees, jointly and severally, to pay to Bank a late payment fee as provided for in any loan agreement or 5% of the payment amount, whichever is greater with a minimum fee of $20.00. Bank may impose a non-sufficient funds fee for any check that is presented for payment that is returned for any reason. This is in addition to Bank's other rights and remedies for default in payment of an installment of principal or interest when due.

EXPENSES AND LOAN PROCESSING FEE: Obligor shall reimburse Bank for all out-of-pocket expenses heretofore or hereafter incurred by Bank in connection with making the loan evidenced by this Note and any renewals, extensions or modifications of the loan and in connection with taking any security for the loan, including, without limitation, filing and recording fees, attorneys' fees and expenses, and costs of credit reports, surveys, appraisals, title work and mortgagee's title insurance. Each out-of-pocket expense (if not reimbursed to Bank on or before the date of this Note) shall be reimbursed to Bank at the time of the first required interest payment under this Note after the expense is incurred.

REVOLVING CREDIT: This Note is issued in exchange and substitution for a Promissory Note dated November 13, 2007 given by the Borrower in favor of the Bank, which was issued in exchange and substitution for a Promissory Note dated March 6, 2007 given by Borrower in favor of Bank. The principal of this Note may be borrowed, repaid and reborrowed by any Obligor from time to time, subject to the provisions of any written agreement among Bank and Obligor, as heretofore or hereafter amended, extended or replaced. Bank's records shall be prima facie evidence of all loans and repayments and of the indebtedness outstanding under this Note at any time.

THE ADDITIONAL PROVISIONS PRINTED ON SCHEDULE A ATTACHED TO THIS NOTE ARE PART OF THIS NOTE AND ARE INCORPORATED IN THIS NOTE BY REFERENCE.

Accepted:	Obligor(s):

Fifth Third Bank	Advanced Photonix, Inc.,
a Delaware corporation

By: /s/ J. Matthew Lowman	By: /s/ Richard D. Kurtz
J. Matthew Lowman	Richard D. Kurtz
Its: Vice President	Its: Chief Executive Officer

Address:

2925 Boardwalk Ann Arbor, MI 48104

SCHEDULE A
ADDITIONAL PROVISION OF PROMISSORY NOTE

1. Prepayments. Obligor may prepay all or part of the principal of this Note at any time, unless prepayment is prohibited, limited or conditioned in any Rider to this Note or in any other agreement signed by Obligor.

2. Security. This Note and all obligations of Obligor hereunder are secured by any and all security agreements, guaranties, mortgages, assignments and all other agreements and instruments heretofore or hereafter given by Obligor or any third party to Bank ("Security Documents"). As additional security for the payment of Obligor's obligations under this Note, Obligor grant(s) to Bank a security interest in all tangible and intangible property of Obligor now or hereafter in the possession of Bank, including, without limitation, all deposit accounts. Obligor grants the foregoing security interests to Bank for itself and as agent for all affiliates of Fifth Third Bancorp for all obligations of Obligor to such affiliates.

3. Acceleration (Non-Demand Note). Upon the occurrence of any Event of Default (as defined in the Loan Agreement), all or any part of the indebtedness evidenced hereby and all or any part of all other indebtedness and obligations then owing by Obligor to Bank shall, at the option of Bank or any affiliate of Fifth Third Bancorp, become immediately due and payable without notice or demand. All or any part of the indebtedness evidenced hereby also may become, or may be declared to be, immediately due and payable under the terms and conditions contained in any loan agreement, Security Document or other agreement heretofore or hereafter entered into between Obligor and Bank or any affiliate of Fifth Third Bancorp.

4. Bankruptcy. If a voluntary or involuntary case in bankruptcy, receivership or insolvency shall at any time be begun by or against Obligor or any Guarantor or any of Obligor's or any Guarantor's partners (if Obligor or Guarantor is a partnership), or if any attachment, garnishment, execution, levy or similar process shall at any time be placed upon any deposit account at any time maintained with Bank by Obligor or any Guarantor, then the indebtedness evidenced by this Note and all other indebtedness and obligations then owing by Obligor to Bank shall automatically become immediately due and payable.

5. Place and Application of Payments. Each payment upon this Note shall be made at any of Bank's offices or such other place as the holder hereof may direct in writing. Any payment upon this Note shall be applied first to any accrued and unpaid interest, then to the unpaid principal balance, then to any expenses or loan processing fee then due and payable to Bank and then to any unpaid late charges, except that after Maturity of this Note, Bank may apply any payment or collection to any such amounts owing under this Note in such manner as Bank shall determine in its sole discretion. If Obligor at any time owes Bank any indebtedness or obligation in addition to the indebtedness evidenced by this Note, and if any indebtedness owed by Obligor to Bank is then in default, Obligor shall not have, and hereby waives, any right to direct or designate the particular indebtedness or obligation upon which any payment made by, or collected from, Obligor or from any Guarantor or other security shall be applied. The manner of application of any such payment, as between or amount of such indebtedness and obligations, shall be determined by Bank in its sole discretion.

6. Minimum Interest Rate. Notwithstanding any other provision of this Note, Bank shall never be entitled to charge, take or receive as interest on this Note any amount in excess of simple interest calculated at the lesser of (a) a rate of thirty-five percent (35%) per year or (b) the highest rate to which Obligor may lawfully agree in writing ("Maximum Rate"). If Bank ever receives interest in excess of the Maximum Rate, the excess shall be considered a partial prepayment of the principal of the Note or, if the principal has been paid in full, shall be refunded to Obligor.

7. Setoff. At any time after the occurrence and during the continuance of an Event of Default (as defined in the Loan Agreement), Bank shall have the right to set off any indebtedness that Bank then owes to Obligor (including any deposit account) against any indebtedness evidenced by this Note that is then due and payable.

8. Remedies. Bank shall have all rights and remedies provided by law and by agreement of Obligor. Any requirement of reasonable notice with respect to any sale or other disposition of collateral shall be met if Banks sends the notice at least five (5) days before the date of sale or other disposition. Obligor agrees to pay any and all expenses, including reasonable attorneys' fees and legal expenses, paid or incurred by Bank in protection and enforcing the right of and obligations to Bank under any provisions of this Note or any Security Document.

9. Environmental Compliance. Obligor represents and warrants to, and agrees with, Bank that, to Obligor's knowledge: (a) none of Obligor's real or personal property is, and Obligor will not permit it to become, contaminated by any substance that is now or hereafter regulated by or subject to any present or future law or regulation that establishes liability for the removal or clean-up of, or damage caused by, any environmental contamination; (b) Obligor's operations, activities, and real and personal properties are, and Obligor shall cause them to continue to be, in compliance with each such law and regulation; (c) if the indebtedness evidenced by this Note is not paid at Maturity, then at any time thereafter Bank may, but shall not be obligated to, conduct or obtain an environmental investigation or audit of any or all of Obligor's properties, and Obligor shall reimburse Bank for all costs and expenses incurred by Bank in connection with any such investigation or audit; and (d) Obligor shall indemnify and, at Bank's option, defend Bank with respect to all claims, damages, losses, liabilities and expenses (including attorneys' fees) asserted against or incurred by Bank by reason of any failure to comply with, or any inaccuracy in, any of the agreements, representations and warranties contained in this paragraph.

10. Waivers. No delay by Bank in the exercise of any right or remedy shall operate as a waiver thereof. No single or partial exercise by Bank of any right or remedy shall preclude any other or future exercise thereof or the exercise of any other right or remedy. No waiver by Bank of any default or of any provisions hereof shall be effective unless in writing and signed by Bank. No waiver of any right or remedy on one occasion shall be waiver of that right or remedy on any future occasion. The modification or waiver of any of Obligor's obligations or Bank's rights under this Note must be contained in a writing signed by Bank. Bank may perform Obligor's obligations without causing a waiver of those obligations or rights. Obligor's obligations under this Note shall not be affected if Bank amends, compromises, exchanges, fails to exercise, impairs or releases and of the following obligations under this Note and the documents referred to herein: (i) any of the obligations belonging to any co-obligor, endorser or guarantor, (ii) any of its rights against any co-obligor, guarantor or endorser, or (iii) any interest in the collateral securing the obligations.

Obligor waives demand for payment, presentment, notice of dishonor and protest of this Note and consents to any extension or postponement of time of its payment to any substitution, exchange or release of all or any part of any security given to secure this Note, to the addition of any hereto, and to the release, discharge, waiver, modification, or suspension of any rights and remedies against any person who may be liable for the indebtedness evidenced by this Note. Obligor, including but not limited to all co-makers and accommodation makers of this Note, hereby waives all suretyship defenses including but not limited to all defenses based upon impairment of collateral and all suretyship defenses described in Section 3-605 of the Uniform Commercial Code (the "UCC"). Such waiver is entered to the full extent permitted by Section 3-605(i) of the UCC.

11. General. If Obligor is more than one person, firm or corporation, (a) each of them is primarily liable on this Note, (b) receipt of value by any one of them constitutes receipt of value by both or all of them, (c) their liability on this Note is joint and several, and (d) the term "Obligor" means each of them and all of them. In this Note, "Maturity" means such time as the entire remaining unpaid principal balance shall be or shall become due and payable for any reason, including acceleration under paragraph 3 or paragraph 4 hereof.

12. Applicable Law and Jurisdiction. This Note shall be governed by and interpreted according to the laws of the State of Michigan without giving effect to principles of conflict of laws. Obligor irrevocably agrees and consents that any action against Obligor for collection or enforcement of this Note may be brought in any state or federal court that has subject matter jurisdiction and is located in, or whose district includes, any county in which Bank has an office and that any such court shall have personal jurisdiction over Obligor for purposes of the action.

13. JURY WAIVER. OBLIGOR, AND ANY ENDORSER OR GUARANTOR HEREOF, WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Entire Agreement. Obligor acknowledges and confirms that this Note and the documents referred to herein constitute the entire agreement between Obligor and Bank, and that there are no conditions or understandings between the parties that are not expressed therein.

15. Severability. The declaration of invalidity or unenforceability of any provision of this Note or the documents referred to herein shall not affect the validity or enforceability of the remaining provisions of any of the foregoing.

16. Assignment. Obligor agrees not to assign any of Obligor's rights, remedies or obligations described in this Note without the prior written consent of Bank, which consent may be withheld in Bank's sole discretion. Obligor agrees that Bank may assign some or all of its rights and remedies described in this Note without notice to, or prior consent from, the Obligor.

17. Financial Statements. Obligor shall maintain a standard and modern system for accounting in conformance with generally accepted accounting principles and will furnish to Bank all financial statements as described in Section VI of the Loan Agreement.